AMENDMENT TO PURCHASE AGREEMENT

     Effective as of January 30, 2004, Derma Sciences, Inc., a Pennsylvania corporation ("Buyer") and Kimberly-Clark Corporation, a Delaware corporation ("Seller") hereby agree to amend their Purchase Agreement dated January 9, 2004 (the "Agreement"), as follows:

     WHEREAS, in connection with the Agreement, Buyer delivered to Seller a promissory note in favor of Seller in the original principal amount of One Million Five Hundred Sixty-Six Thousand Dollars ($1,566,000) (the "Promissory Note"), and

     WHEREAS, Buyer has requested that Seller modify the terms of the Promissory Note, and Seller is willing to do so only upon the terms and conditions of this Amendment,

     NOW, THEREFORE, the parties agree as follows:

     1. This Amendment shall not be effective as against Seller unless and until each of the following conditions shall have been satisfied:

          (a) Buyer shall have executed and delivered to Seller the Amended and Restated Note in the form attached hereto as Exhibit A.

          (b) Buyer shall have delivered to Seller a letter of credit issued by Merrill Lynch Bank USA, naming Seller as beneficiary, in the form attached hereto in Exhibit B.

     2. The Promissory Note is amended and restated in the form of Exhibit A attached hereto.

     3. Section 4 of the Agreement shall be deleted in its entity.

     4. Except as expressly modified by this Agreement, the Agreement remains in full force and effect and no other provisions of the Agreement have been superceded, modified or waived.

     5. Notwithstanding any course of dealing between the parties, no amendment, modification, rescission, waiver or release of any provision of this Amendment shall be effective unless the same shall be in writing and signed by the parties hereto.

     6. This Amendment constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and therefore, supercedes all prior proposals, negotiations, agreements and understandings relating to the subject matter.

     7. This Amendment may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                          KIMBERLY-CLARK CORPORATION


                                          By:  ________________________________



                                          DERMA SCIENCES, INC.


                                          By:  ________________________________

                                                                       EXHIBIT A


                      AMENDED AND RESTATED PROMISSORY NOTE

$1,566,000                                                       January 9, 2004
----------

         FOR VALUE RECEIVED, the undersigned ("Maker") hereby promises to pay to the order of Kimberly-Clark Corporation ("Payee") at the principal office of Payee in Roswell, Georgia or such place as the holder may from time to time designate, the principal sum of One Million Five Hundred Sixty Six Thousand Dollars ($1,566,000), payable in full on or before December 31, 2004.

         The unpaid principal balance hereof shall bear no interest prior to maturity. Notwithstanding the foregoing, principal amounts unpaid at the maturity thereof (whether by fixed maturity or acceleration) shall bear interest from and after maturity until paid, payable on demand, computed at a rate equal to 10.5% per annum. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

         This Note may be prepaid in full or in part at any time without premium or penalty, provided however that any partial payment shall be in the minimum amount of $250,000.

         Maker grants to Payee a security interest and lien in any credit balance or other money now or hereafter owed Maker by Payee, and agrees that Payee may, at any time and without notice or demand, set off against any such credit balance or other money any amount unpaid under this Note, whether or not due.

         Without affecting the liability of any maker, indorser, surety or guarantor, the holder may, from time to time and without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for payment of this Note, or agree not to sue any party liable on it.

         If any payment is not made when due or if there is any default under any letter of credit or security agreement which secures this Note, the unpaid balance of this Note shall, at the option of the holder and without notice or demand, mature and become immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event any maker, surety, indorser or guarantor becomes the subject of bankruptcy or other insolvency proceedings. Payee's receipt of any payment after the occurrence of an event of default shall not constitute a waiver of such default or of any of Payee's rights and remedies.

         The Maker and any indorsers, sureties or guarantors waive presentment, demand, notice of dishonor and protest, and agree to pay all costs of collection, before and after judgment, including reasonable attorneys' fees and legal expenses.

         The Amended and Restated Promissory Note amends and replaces the Promissory Note dated January 9, 2004, executed and delivered by Maker to Payee in the original principal amount of $1,566,000.

         This Amended and Restated Note is governed by the internal laws of the State of Delaware, except to the extent superseded by federal law.

                                  DERMA SCIENCES, INC.


                                  By:  ________________________________________

                                  Title:  President and Chief Executive Officer



                                  Attest:  ____________________________________

                                  Title:  _____________________________________

                                   "Exhibit B"


DATE:


BENEFICIARY                             APPLICANT


Kimberly-Clark                          Derma Sciences, Inc.
Corporation 351 Phelps Drive            214 Carnegie Center, Suite
Irving, TX 75038                        100 Princeton, NJ 08540


AMOUNT:  $1,566,000.00

EXPIRY DATE:    January 31,2005
                At Merrill Lynch Bank USA
                Letter of Credit Dept.
                15 W. South Temple, Ste. 300
                Salt Lake City, Utah 84101

MERRILL LYNCH BANK USA IRREVOCABLE STANDBY LETTER OF CREDIT NO:

We, Merrill Lynch Bank USA, hereby issue our Irrevocable Standby Letter of Credit No. __________ in your favor, for the account of Derma Sciences, Inc. in the amount of One Million Five Hundred Sixty Six Thousand and No/100 United States Dollars ($1,566,000.00).

Funds under this Letter of Credit are available by payment against presentation of your sight draft, drawn on us, marked "Drawn under Merrill Lynch Bank USA Letter of Credit No. __________ "when accompanied by this original Letter of Credit (and any amendments) and your signed statement reading as follows with all blanks filled in:

"We certify that Derma Sciences, Inc. has failed to make payment of $__________ on or before December 31,2004 pursuant to the Amended & Restated Promissory Note dated January 9, 2004 made by Derma Sciences, Inc. in favor of Kimberly- Clark Corporation (the "Note") [or is in default under the terms of the Note]."

Partial drawings are permitted and multiple drawings are prohibited.

All documents that are required for presentation under this Letter of Credit must reference Letter of Credit No. __________

Any and all banking charges are for the account of the applicant.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.


                                   Page 1 of 2


We hereby agree with you that drawings made under and in compliance with the terms and conditions of this Letter of Credit will be duly honored if presented to us at our office as stated above, in person or by overnight courier, not later than 4:00 p.m. MST on or before the above stated expiration date.


MERRILL LYNCH BANK USA


By:__________________________


Title:_______________________




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